EXHIBIT 4.10

AGREEMENT AND PLAN OF MERGER

Dated as of August 16, 2007

The parties to this agreement and plan of merger are BluePhoenix Solutions Ltd. (the “Parent”), an Israeli corporation, ASNA Transitory Sub, Inc. (the “Sub”), a Texas corporation, Amalgamated Software of North America, Inc. (the “Company”), a Texas corporation, a committee comprised of each of Stuart Simke, Anne Ferguson and Phil Holthouse (collectively, the “Representative”) and the shareholders of the Company named at the end of this agreement (the “Principal Shareholders”).

The board of directors of each of the Parent, the Sub, and the Company have approved the merger (the “Merger”) of the Sub with and into the Company on the terms set forth in this agreement.

Accordingly, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. At the Effective Time (as defined in section 1.2, the Sub shall be merged with and into the Company, in accordance with the Texas Business Corporation Act (the “TBCL”), at which time the separate existence of the Sub shall cease, and the name of the Company, as the surviving corporation in the Merger (the “Surviving Corporation”), shall by virtue of the Merger remain “Amalgamated Software of North America, Inc.” The Merger will have the effects set forth in Article V of the TBCL.

Section 1.2 Effective Time of the Merger. The Merger will become effective upon the filing of a properly executed articles of merger complying with section 5.04 of the TBCL (the “Articles of Merger”) with the Department of State of the State of Texas (the “Department of State”) (the “Effective Time”).

ARTICLE II

THE SURVIVING CORPORATION

Section 2.1 Certificate of Incorporation. The articles of incorporation of the Sub in effect at the Effective Time will be the articles of incorporation of the Surviving Corporation, until thereafter amended in accordance with its terms and as provided in the TBCL.

Section 2.2 Bylaws. The bylaws of the Sub in effect at the Effective Time will be the bylaws of the Surviving Corporation, until thereafter amended in accordance with its terms and as provided in the certificate of incorporation and the TBCL.

Section 2.3 Directors and Officers of Surviving Corporation

(a) The directors of the Sub at the Effective Time will be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation or as otherwise provided by law.

(b) The officers of the Company at the Effective Time will be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation or as otherwise provided by law.

ARTICLE III

CONVERSION OF SHARES; ESCROW;
ADJUSTMENT OF MERGER CONSIDERATION

Section 3.1 Exchange Ratio.

(a) Subject to sections 3.2 and 3.3, at the Effective Time, by virtue of the Merger and without any action on the part of the holder of shares of common stock of the Company (collectively, the “Shares”), each Share issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in section 3.3 )) (the “Outstanding Shares”) will be converted into the right to receive (i) the Initial Merger Consideration (as defined below), (ii) the Indemnity Merger Consideration (as defined below), if any, (iii) the Contingent Merger Consideration (as defined below), if any, and (iv) the Representative Escrow Consideration (as defined below), if any. The Initial Merger Consideration in respect of particular Shares will be paid in cash and without interest upon surrender of the certificate formerly evidencing such Shares. The Indemnity Merger Consideration, if any, will be paid in cash and with interest as and when specified in section 3.5. The Contingent Merger Consideration, if any, will be paid in cash without interest as and when specified in sections 3.6 and 3.7. The Representative will pay the Representative Escrow Consideration in cash and with interest as and when specified in section 10.7. The Initial Merger Consideration, the Indemnity Merger Consideration, the Contingent Merger Consideration, and the Representative Escrow Consideration are collectively referred to as the “Merger Consideration.” From and after the Effective Time, all converted Shares shall no longer be outstanding and shall be deemed to be cancelled and retired and shall cease to exist, and each holder of a certificate evidencing converted Shares shall cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration in respect of those Shares, without interest (other than as specified in sections 3.5 and 10.7), upon the surrender of such certificate in accordance with section 3.2 or as otherwise provided by law.

(b) The Initial Merger Consideration will be an amount determined by dividing (i) an amount equal to $4,750,000 (four million seven hundred and fifty thousand US dollars), reduced by the amount of the Fees and Expenses (as defined in section 5.20), by (ii) the number of Outstanding Shares.

(c) The Indemnity Merger Consideration will be an amount determined by dividing (i) an amount equal to the sum of (A) the amount delivered by the Escrow Agent to the Company pursuant to section 3.5(b), plus (B) the amount delivered by the Escrow Agent to the Company pursuant to section 3.5(c), by (ii) the number of Outstanding Shares.

(d) The Contingent Merger Consideration will be an amount determined and payable pursuant to sections 3.6 and 3.7.

(e) The Representative Escrow Consideration will be an amount determined and payable by the Representative pursuant to section 10.7.

(f) Each Share held in the treasury of the Company immediately prior to the Effective Time will be cancelled and retired and cease to exist.

(g) Each share of common stock, par value $0.01 per share, of the Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

Section 3.2 Exchange of Certificates

(a) Exchange Procedures. As soon as reasonably practicable, but in no event more than two business days, after the Effective Time, the Parent shall mail or otherwise deliver to each holder of record of Shares immediately prior to the Effective Time listed in schedule 3.2(a), at the respective holder’s address set forth in schedule 3.2(a), (i) a letter of transmittal (which will specify that delivery of the certificates evidencing the holder’s Shares (the “Certificates”) will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Parent) in such form and with such provisions not inconsistent with this agreement as the Parent may specify (including a provision to the effect that payment of the Merger Consideration shall be made, from time to time, by wire transfer to the bank account specified by the holder or by check mailed by first class mail to the address specified by the holder, as the holder may elect) (ii) instructions for use in effecting the surrender of Certificates in exchange for payment of the Merger Consideration, (iii) a copy of the provisions of the TCBL relevant to dissenter’s rights, and (iv) IRS Form W-9 or W-8, as applicable, which shall be forwarded to the Escrow Agent. Upon surrender of a Certificate for cancellation to the Parent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal, duly executed, the holder of such Certificate will be entitled, not later than two business days following such surrender, to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate. The Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it will be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Shares evidenced by the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. After the Effective Time, each Certificate shall entitle the holder thereof only to the right to receive, upon surrender of the Certificate, the Merger Consideration in cash as contemplated by this section 3.2 and no more.

(b) Transfer Books; No Further Ownership Rights in the Shares. At the Effective Time, the stock transfer books of the Company will be closed, and thereafter there will be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing Outstanding Shares shall cease to have any rights with respect to such Shares, except as otherwise provided in this agreement or by applicable law.

(c) Withholding. The Parent may deduct and withhold from the Merger Consideration otherwise payable pursuant to this agreement to any holder of Shares such amount of Taxes (as defined in section 5.19) as the Parent is required to deduct and withhold under applicable law with respect to the making of such payment. To the extent that amounts are so withheld by the Parent, such withheld amounts shall be treated for all purposes of this agreement as having been paid to the holder of Shares in respect of whom such deduction and withholding was made by the Parent.

Section 3.3 Dissenting Shares. Notwithstanding anything in this agreement to the contrary, no Outstanding Shares the holder of which has complied with the provisions of sections 5.11 through 5.14 of the TBCL as to dissenter’s rights (“Dissenting Shares”) shall be deemed converted into and to represent the right to receive the Merger Consideration, and the holders of Dissenting Shares, if any, will be entitled to payment, solely from the Surviving Corporation, of the appraised value of such Dissenting Shares, to the extent permitted by and in accordance with the provisions of sections 5.11 through 5.14 of the TBCL; provided, however, that (a) if any holder of Dissenting Shares shall, under the circumstances permitted by the TBCL, subsequently deliver a written withdrawal of that holder’s demand for appraisal of such Dissenting Shares, or (b) if any holder fails to establish that holder’s entitlement to rights to payment as provided in the TCBL, or (c) if neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in the TBCL, such holder or holders shall forfeit such right to payment for such Dissenting Shares pursuant to the TBCL, and each such Share will not be considered a Dissenting Share but will thereupon be converted into the right to receive the Merger Consideration. The Company shall give the Representative (as defined in Article 10) and the Parent (x) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands, and any other instruments received by the Company relating to shareholders’ rights of appraisal and (y) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the TBCL.

Section 3.4 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall consummate the closing of the transactions contemplated by this agreement (the “Closing”) as promptly as practicable on the date of this agreement. At the Closing, the parties shall take all action and execute and deliver all documents and instruments (including, without limitation, the Articles of Merger) required to effect the Merger as promptly as possible.

Section 3.5 Indemnity Merger Consideration

(a) At the Effective Time, pursuant to the escrow agreement dated the date of this agreement among the parties to this agreement and JPMorgan Chase Bank, N.A. (the “Escrow Agent”) (the “Escrow Agreement”), the Parent shall deposit $2,000,000 in cash in the Escrow Fund (as defined in the Escrow Agreement).

(b) On the earlier of February 16, 2008 or the date on which the Parent delivers to the Representative the 2007 Stub-Period Income Statement (as defined in section 3.6(a)), the parties shall cause the Escrow Agent to transfer to the Company an amount equal to (i) the sum of (A) $1,000,000 plus (B) interest earned thereon under the Escrow Agreement, reduced by (ii) the sum of (A) the amount the Parent in its commercially reasonable discretion determines is necessary to meet any payments required to be made for Dissenting Shares under section 3.3 and any related attorneys’ fees and expenses, plus (B) the Estimated Claim Amount (as defined below), plus (C) 50% of the aggregate amount of any fees theretofore payable to the Escrow Agent pursuant to section 7 of the Escrow Agreement (the amount of such fees paid during a particular period, the “Shareholders’ Portion of the Escrow Fees”), plus (D) the aggregate amount of all Claims (as defined in section 8.4(a)) theretofore paid pursuant to the Escrow Agreement (such sum to be distributed from the Escrow Fund pursuant to this section 3.5(b) constitutes the “2007 Distribution”). Within five (5) business days after the Company’s receipt of the 2007 Distribution from the Escrow Agent, the Company shall pay each former holder of Outstanding Shares who shall have surrendered a Certificate evidencing Outstanding Shares an amount per Share determined by dividing (i) the 2007 Distribution, by (ii) the number of Outstanding Shares (the “Per Share 2007 Distribution”). Thereafter, the Company shall pay the respective former holders of Outstanding Shares so surrendering Certificates an amount in cash, without interest after the date of the 2007 Distribution, equal to the Per Share 2007 Distribution in respect of each Outstanding Share evidenced by the Certificates so surrendered within five (5) business days after the respective Certificates are so surrendered. For purposes of this agreement, the term “Estimated Claim Amount” at any time means the amount the Parent in its commercially reasonable discretion determines is reasonably necessary to meet Claims, if any, made by the Parent Indemnified Parties under Article VIII prior to that time.

(c) If, at any time after November 16, 2008, there are no unresolved Claims by the Parent Indemnified Parties under Article VIII, the parties shall cause the Escrow Agent immediately to transfer to the Company the balance, if any, then in the Escrow Fund (including interest earned thereon under the Escrow Agreement), reduced by the Shareholders’ Portion of the Escrow Fees during the period from the date of the transfer by the Escrow Agent under section 3.5(b) to the date of the transfer by the Escrow Agent under this section 3.5(c) (such final balance to be transferred from the Escrow Fund pursuant to this Section 3.5(c) constitutes the “Final Distribution”). Within five (5) business days after the Company’s receipt of the Final Distribution from the Escrow Agent, the Company shall pay each former holder of Outstanding Shares who shall have surrendered a Certificate evidencing Outstanding Shares an amount per Share determined by dividing (i) the Final Distribution, by (ii) the number of Outstanding Shares (the “Per Share Final Distribution”). Thereafter, the Company shall pay the respective former holders of Outstanding Shares so surrendering Certificates an amount in cash, without interest after the date of the Final Distribution, equal to the Per Share Final Distribution in respect of each Outstanding Share evidenced by the Certificates so surrendered within five (5) business days after the respective Certificates are so surrendered.

Section 3.6 2007 Contingent Merger Consideration

(a) Not later than April 30, 2008, the Parent shall prepare and deliver to the Representative (i) a consolidated income statement for the Company and its consolidated subsidiaries for the period (the “Stub-Period”) commencing on August 15, 2007 and ending on December 31, 2007 (the “2007 Stub-Period Income Statement”), and (ii) a report of the Parent’s chief financial officer setting forth the 2007 Stub-Period EBIT and the 2007 Stub-Period Revenue, and, in reasonable detail, the calculation of the 2007 Stub-Period EBIT and 2007 Stub-Period Revenue (the “Preliminary 2007 Stub-Period EBIT Statement”). The 2007 Stub-Period Income Statement shall be prepared on a basis consistent with the basis on which the income statements included in the Financial Statements (as defined in section 5.5) were prepared, except that maintenance revenue in respect of the Stub-Period shall not be included, except to the extent actually collected by the earlier of (i) January 31, 2008, or (ii) the date the 2007 Stub-Period Income Statement shall have been prepared. (b) As used in this agreement, (i) the term “2007 Stub-Period EBIT” means the Net Profit, if any, in the Stub-Period, increased by the sum of the net income tax expense plus the interest expense (net of the interest income) reflected in the 2007 Stub-Period Income Statement, (ii) the term “Net Profit” for a particular period means (A) the Company’s consolidated net earnings for that period, determined by the Parent on the basis of the 2007 Stub-Period Income Statement, and (iii) the term “2007 Stub-Period Revenue” means the consolidated revenue of the Company and its consolidated subsidiaries reflected in the 2007 Stub-Period Income Statement.

(c)  The Representative shall have 60 days after receipt of the 2007 Stub-Period Income Statement and Preliminary 2007 Stub-Period EBIT Statement (the “Objection Period”) to object to any item or items shown on the Preliminary 2007 Stub-Period EBIT Statement. During the Objection Period, the Representative shall have access to all work papers used in the preparation of the Preliminary 2007 Stub-Period EBIT Statement. The Representative may, during the Objection Period, notify the Parent in writing of any good faith objections to the Preliminary 2007 Stub-Period EBIT Statement, setting forth a detailed description of such objections and the dollar amount of each objection. If the Representative does not so object during the Objection Period, the Preliminary 2007 Stub-Period EBIT Statement shall be final, binding, and conclusive on the parties. If the Representative so objects during the Objection Period, the Representative and the Parent shall attempt to resolve any such objections within 30 days following the Parent’s receipt of the Representative’s objections. If the Parent and the Representative are able to resolve all such objections, such resolution shall be final, binding, and conclusive on the parties. If the Parent and the Representative are unable to resolve all such objections within that 30-day period, the Parent and the Representative shall select and retain within five days following the end of that 30-day period an accounting firm mutually agreeable to the Parent and the Representative (or, if they cannot agree on a firm, either may request that JAMS select such firm) (such accounting firm, the “Arbitrator”) to resolve the disagreement. The Arbitrator shall be directed to resolve any items in dispute between the parties. The Arbitrator also shall determine how much of his fees and expenses shall be paid by each party. The Representative and the Parent shall (and shall cause the Surviving Corporation to) provide the Arbitrator full cooperation, and the Arbitrator shall perform such procedures and examine such books and records of the Company as it deems relevant. The Arbitrator shall be instructed to reach a conclusion regarding the disputed items within 30 days following the submission to him of any disagreements and, in any case, as soon as practicable after such submission. The Arbitrator’s resolution of the disputed items shall be final, binding, and conclusive on the parties. As used in this agreement, (i) the term “Final 2007 Stub-Period EBIT Statement” means the Preliminary 2007 Stub-Period EBIT Statement, after the acceptance of it by the Representative or after its adjustment to reflect the resolution of all objections pursuant to this section 3.6(c), as the case may be, (ii) the term “Final 2007 Stub-Period EBIT” means the 2007 Stub-Period EBIT reflected in the Final 2007 Stub-Period EBIT Statement, and (iii) the term “Final 2007 Stub-Period Revenue” means the 2007 Stub-Period Revenue reflected in the Final 2007 Stub-Period Net Profit Statement.

(d) (i) If the Final 2007 Stub-Period EBIT exceeds $791,368 and the Final 2007 Stub-Period Revenue exceeds $2,989,858, the Contingent Merger Consideration payable pursuant to this section 3.6(d) shall be the sum of (A) an amount determined by dividing (1) $600,000, by (2) the number of Outstanding Shares, plus (B) the Additional Revenue Contingent Consideration (as defined in clause (d)(ii) below), plus (C) the Additional EBIT Contingent Consideration (as defined in clause (d)(iii) below).

(ii) For purposes of this agreement, the term “Additional Revenue Contingent Consideration” means an amount determined by dividing (A) the Revenue-Based Contingent Amount (as defined below), by (B) the number of Outstanding Shares. As used in this agreement, the term “Revenue-Based Contingent Amount” means $400 multiplied by a fraction, the numerator of which equals the Final 2007 Stub-Period Revenue, reduced by $2,989,858, and the denominator of which equals $3,737; provided, however, the revenue-Based Contingent Amount shall not exceed $80,000.

(iii) For purposes of this agreement, the term “Additional EBIT Contingent Consideration” means an amount determined by dividing (A) the EBIT-Based Contingent Amount (as defined below), by (B) the number of Outstanding Shares. As used in this agreement, the term “EBIT-Based Contingent Amount” means $400 multiplied by a fraction, the numerator of which equals the Final 2007 Stub-Period EBIT, reduced by $791,368, and the denominator of which equals $1,131; provided, however, the EBIT-Based Contingent Amount shall not exceed $120,000.

(e) Not later than five (5) business days after the Final 2007 Stub-Period EBIT Statement becomes final, binding, and conclusive on the parties, the Contingent Merger Consideration payable pursuant to section3.6(d) shall be paid in cash without interest to each former holder of Outstanding Shares who shall have surrendered Certificates formerly evidencing Outstanding Shares. Thereafter, as and when Certificates formerly evidencing Outstanding Shares are surrendered, the Contingent Merger Consideration payable pursuant to section 3.6(d) shall be paid promptly in cash without interest to the respective former holder of Outstanding Shares so surrendering a Certificate in respect of the Outstanding Shares evidenced by the Certificate. Notwithstanding the foregoing, however, (i) in the event that Anne Ferguson fails to perform, or delays in performing, the Financial Reporting Provisions (as set forth in her Employment Agreement) and the determination of the amount, if any, of Contingent Consideration payable pursuant to section 3.6(d) and the preparation of statements pursuant to section 3.7 below are delayed, the obligation to pay any such Contingent Merger Consideration shall be delayed, until such Financial Reporting Provisions are fully performed, (ii) to the extent there are any unresolved Claims by the Parent Indemnified Parties under Article VIII on the date an amount is payable under this section 3.6(e), the amount so payable shall be reduced so that the sum of the balance after such payment plus the balance then in the Escrow Fund is not less than the aggregate Estimated Claim Amount in respect of such Claims under Article VIII (including reasonably anticipated attorneys’ fees and expenses), and (iii) as and when such Claims are resolved, additional amounts may be paid, as long as the sum of the balance after such payment plus the balance then in the Escrow Fund is not less than the aggregate amount of any such then unresolved Claims under Article VIII.

Section 3.7 2010 Contingent Merger Consideration.

(a) Not later than April 30, 2009, the Parent shall prepare and deliver to the Representative a consolidated income statement for the Company and its consolidated subsidiaries for the year ending December 31, 2008 (the “2008 Income Statement”). Not later than April 30, 2010, the Parent shall prepare and deliver to the Representative (i) consolidated income statements for the Company and its consolidated subsidiaries for the year ending December 31, 2009 (the “2009 Income Statement and, with the 2008 Income Statement, the “2008-2009 Income Statements”), and (ii) a report of the Parent’s chief financial officer setting forth the Net Annual Average Profit, and, in reasonable detail, the calculation of the Net Annual Average Profit (the “Preliminary Net Annual Average Profit Statement”). The 2008-2009 Income Statements shall be audited by the Parent’s independent accountants, shall present fairly the consolidated results of operations of the Company and its subsidiaries for each such year, and shall be in conformity with United States generally accepted accounting principles consistently applied (“GAAP”).

(b) As used in this agreement:

(i) the term “Net Average Annual Profit” means 50% of the Cumulative Net Profit, if any, in the two years ending December 31, 2009,

(ii) “Cumulative Net Profit” in the two years ending December 31, 2009 means (A) the sum of the Net Profit for the year or years in which there was Net Profit, reduced by (B) the sum of the Net Loss for the year or years in which there was Net Loss, (C) the terms “Net Profit” and “Net Loss” for a particular period mean (1) the Company’s consolidated net profit or net loss, respectively, for that period, determined by the Parent on the basis of the Company’s consolidated income statement for the Company and its consolidated subsidiaries for the period, which shall be audited by the Parent’s independent accountants, shall present fairly the consolidated results of operations of the Company and its subsidiaries for the period, and shall be in conformity with GAAP consistently applied, and (2) subject to the adjustments set forth in schedule 3.7(b).

(c)  The Representative shall have 60 days after receipt of the 2008-2009 Income Statements and Preliminary Net Annual Average Profit Statement (the “Objection Period”) to object to any item or items shown on the Preliminary Net Annual Average Profit Statement. During the Objection Period, the Representative shall have access to all work papers used in the preparation of the Preliminary Net Annual Average Profit Statement. The Representative may, during the Objection Period, notify the Parent in writing of any good faith objections to the Preliminary Net Annual Average Profit Statement, setting forth a detailed description of such objections and the dollar amount of each objection. If the Representative does not so object during the Objection Period, the Preliminary Net Annual Average Profit Statement shall be final, binding, and conclusive on the parties. If the Representative so objects during the Objection Period, the Representative and the Parent shall attempt to resolve any such objections within 30 days following the Parent’s receipt of the Representative’s objections. If the Parent and the Representative are able to resolve all such objections, such resolution shall be final, binding, and conclusive on the parties. If the Parent and the Representative are unable to resolve all such objections within that 30-day period, the Parent and the Representative shall select and retain the Arbitrator within five days following the end of that 30-day period (or, if they cannot agree on the Arbitrator, either may request that JAMS select an accounting firm as the Arbitrator) to resolve the disagreement. The Arbitrator shall be directed to resolve any items in dispute between the parties. The Arbitrator also shall determine how much of his fees and expenses shall be paid by each party. The Representative and the Parent shall (and shall cause the Surviving Corporation to) provide the Arbitrator full cooperation, and the Arbitrator shall perform such procedures and examine such books and records of the Company as it deems relevant. The Arbitrator shall be instructed to reach a conclusion regarding the disputed items within 30 days following the submission to him of any disagreements and, in any case, as soon as practicable after such submission. The Arbitrator’s resolution of the disputed items shall be final, binding, and conclusive on the parties. As used in this agreement, (i) the term “Final Net Annual Average Profit Statement” means the Preliminary Net Annual Average Profit Statement, after the acceptance of it by the Representative or after its adjustment to reflect the resolution of all objections pursuant to this section 3.7(c), as the case may be, and (ii) the term “Final Net Annual Average Profit” means the Net Annual Average Profit reflected in the Final Net Annual Average Profit Statement.

(d) (i) If the Final Net Annual Average Profit exceeds $1,500,000 but is equal to or less than $2,000,000, the Contingent Merger Consideration payable pursuant to this section 3.7(d) shall be an amount determined by dividing (A) an amount determined by multiplying (1) the Net Annual Average Profit reduced by $1,500,000, by (2) 6.5, by (B) the number of Outstanding Shares.

(ii) If the Final Net Annual Average Profit exceeds $2,000,000 but is equal to or less than $2,500,000, the Contingent Merger Consideration payable pursuant to this section 3.7(d) shall be an amount determined by dividing (A) an amount equal to the sum of (1) an amount determined by multiplying (aa) the Net Annual Average Profit reduced by $2,000,000, by (bb) 7.5, plus (2) $3,250,000, by (B) the number of Outstanding Shares.

(iii) If the Final Net Annual Average Profit exceeds $2,500,000, the Contingent Merger Consideration payable pursuant to this section 3.7(d) shall be an amount determined by dividing (A) an amount equal to the sum of (1) an amount determined by multiplying (aa) the Net Annual Average Profit reduced by $2,500,000, by (bb) 8, plus (2) $7,000,000, by (B) the number of Outstanding Shares.

(e) Not later than five (5) business days after the Final Net Annual Average Profit Statement becomes final, binding, and conclusive on the parties, the Contingent Merger Consideration payable pursuant to section 3.7(d) shall be paid in cash without interest to each former holder of Outstanding Shares who shall have surrendered Certificates formerly evidencing Outstanding Shares. Thereafter, as and when Certificates formerly evidencing Outstanding Shares are surrendered, the Contingent Merger Consideration payable pursuant to section 3.7(d) shall be paid promptly in cash without interest to the respective former holder of Outstanding Shares so surrendering a Certificate in respect of the Outstanding Shares evidenced by the Certificate. Notwithstanding the foregoing, however, (i) in the event that Anne Ferguson fails to perform, or delays in performing, the Financial Reporting Provisions (as set forth in her Employment Agreement) and the determination of the amount, if any, of Contingent Consideration payable pursuant to this section 3.7 and preparation of statements pursuant to this section 3.7 are delayed, the obligation to pay any such Contingent Merger Consideration shall be delayed, until such Financial Reporting Provisions are fully performed, (ii) to the extent there are any unresolved Claims by the Parent Indemnified Parties under Article VIII on the date an amount is payable under this section 3.7(e), the amount so payable shall be reduced so that the sum of the balance after such payment plus the balance then in the Escrow Fund is not less than the aggregate Estimated Claim Amount in respect of such Claims under Article VIII (including reasonably anticipated attorneys’ fees and expenses), and (iii) as and when such Claims are resolved, additional amounts may be paid, as long as the sum of the balance after such payment plus the balance then in the Escrow Fund is not less than the aggregate amount of any such then unresolved Claims under Article VIII.

Section 3.8 Transfer of Rights to Contingent Consideration. Notwithstanding anything to the contrary in this agreement, the parties hereto recognize and acknowledge that each Principal Shareholder is entitled to transfer his, her, or its rights to the Contingent Merger Consideration to any other Principal Shareholder (or, if the transfer is, in substance, gratuitous, to any third party) at any time before April 30, 2010. Upon any such transfer, the holder transferring the rights to the Contingent Merger Consideration agrees immediately to deliver documentation reasonably satisfactory to the Parent evidencing such transfer.

Section 3.9      Release by Principal Shareholders.     Each Principal Shareholder hereby agrees that (a) at the Effective Time, the Company and each Subsidiary (as defined in section 5.4) shall be released from all liabilities and obligations, contingent or actual, arising from any fact, event, or circumstance occurring or existing at any time on or before the Effective Time (including, without limitation, all liabilities and obligations arising by contract,  tort, statute, or otherwise, but excluding any liability or obligation under this agreement, the Escrow Agreement, or the Employment Agreements, and any liability set forth on schedule 3.9) (“Pre-Merger Company Liabilities”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

The Parent represents and warrants to the Company and the Shareholders as follows:

Section 4.1 Existence and Corporate Power of the Parent and Sub. The Parent is a corporation validly existing and in good standing under the law of the nation of Israel, and has the corporate power to execute, deliver, and perform its obligations under this agreement and the Escrow Agreement. The Sub is a corporation validly existing and in good standing under the law of the state of Texas, and has the corporate power to execute, deliver, and perform its obligations under this agreement and the Escrow Agreement.

Section 4.2 Authority. The execution, delivery, and performance of its obligations under this agreement and the Escrow Agreement by each of the Parent and the Sub have been duly authorized by its board of directors, and by the Parent as the sole shareholder of the Sub, and no other corporate proceedings on the part of the Parent or the Sub are necessary to authorize the execution, delivery, or performance of this agreement or the Escrow Agreement. This agreement has been duly and validly executed and delivered by each of the Parent and the Sub and constitutes a valid and binding agreement of each of the Parent and the Sub, enforceable against each in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally, or principles governing the availability of equitable remedies.

Section 4.3 Consents and Approvals; No Violations. Except for the filing and recordation of the Articles of Merger under the TBCL, no filing with, and no permit, authorization, consent, or approval of, any public body or authority is necessary for the consummation by the Parent and the Sub of the transactions contemplated by this agreement. Neither the execution and delivery of this agreement or the Escrow Agreement by the Parent or the Sub nor the performance by the Parent or the Sub of its obligations under this agreement or the Escrow Agreement will (a) conflict with or result in any breach of any provisions of its organizational instruments, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any agreement or other instrument to which it is a party or by which it or any of its assets may be bound, or (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to it or its assets.

Section 4.4 Brokers. No broker, finder, or financial advisor is entitled to any brokerage, finder’s, or other fee or commission in connection with the Merger or the transactions contemplated by this agreement based upon arrangements made by or on behalf of the Parent or the Sub.

Section 4.5 Proceedings. There is no claim, suit, proceeding or investigation pending, or to the knowledge of any officer, director, or key employee of the Parent threatened against or affecting the Parent or the Sub, which, if determined adversely to either the Parent or the Sub, could affect such party’s ability to consummate the transactions contemplated hereby.

Section 4.6 Diligence. The Parent, the Sub, and their respective agents have been permitted access to the records, facilities, equipment, returns, contracts, and other properties and assets of the Company they and their respective agents have, by a general questionnaire, requested to see or review, and they and their respective agents have had an opportunity to meet with the Company and its agents to discuss the businesses and assets of the Company. It is understood and agreed by the parties to this agreement that nothing in this section 4.6 is intended to, or shall, diminish or otherwise affect the rights of any Parent Indemnified Parties under Article VIII.

Section 4.7 Sufficient Funds. Parent has, on the date hereof, the financial capability to consummate the Merger and the transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDERS

The Principal Shareholders jointly and severally represent and warrant to the Parent and the Sub as follows:

Section 5.1 Existence, Qualification, Etc. Each of the Company and ASNA Ltd. (the “UK Subsidiary”) is a company validly existing and in good standing under the law of the state of Texas and the Commonwealth of England and Wales, respectively, and has full corporate power and authority to conduct its business and own and operate its properties as now conducted, owned, and operated. The Company has delivered to the Parent true, correct, and complete copies of the Company’s certificate of incorporation and by-laws and the UK Subsidiary’s organizational instruments. Neither the Company nor the UK Subsidiary is required to be licensed or qualified as a foreign corporation in any jurisdiction.

Section 5.2 Authorization and Enforceability; Shares. Each Principal Shareholder is legally competent to execute, deliver, and perform that Shareholder’s obligations under this agreement, and none of those actions will violate any applicable law, regulation, order, or judgment, or result in the breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, any agreement, instrument, or understanding to which that Shareholder is a party or by which that Shareholder is bound. The Company has the full power and authority and has taken all required action necessary to permit it to execute, deliver, and perform this agreement, the Escrow Agreement, and the employment agreements attached as exhibit 5.2 (the “Employment Agreements”), and none of those actions will violate any provision of the Company’s certificate of incorporation or bylaws or any applicable law, regulation, order, or judgment, or result in the breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, any agreement, instrument, or understanding to which it is a party or by which it is bound. This agreement constitutes a legal, valid, and binding obligation of each Principal Shareholder, enforceable against each in accordance with its terms, except to the extent limited by applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws of general application related to the enforcement of creditor’s rights generally and general principles of equity. Each Employment Agreement constitutes a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent limited by applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws of general application related to the enforcement of creditor’s rights generally and general principles of equity.

Section 5.3 Capitalization. The authorized and issued capital stock of the Company are as set forth in schedule 5.3, which sets forth the number of Shares owned of record by each Shareholder. All the Shares are validly issued, fully paid, and nonassessable, and have been issued in compliance with all applicable laws. There are no outstanding options, warrants, rights to subscribe for, calls or commitments of any character whatsoever relating to, or any other securities, rights, or obligations convertible into or exchangeable for, or otherwise giving any person or entity any right to subscribe for or acquire, any shares, stock, or other securities of the Company or the UK Subsidiary, or, to the actual knowledge (“Knowledge”) of the Senior Specified Employees (as defined in section 5.7), CoCovai 400 S.L., a Spanish Sociedad Limitada (the “Spanish Subsidiary”) (collectively, “Equity Commitments”).

Section 5.4 Subsidiaries.  The Company does not own any shares or other interests of any kind in any other business or entity, except for a one hundred percent (100%) interest in the UK Subsidiary, which has a thirty percent (30%) interest in the Spanish Subsidiary. Except for the UK Subsidiary’s ownership interest in the Spanish Subsidiary, the UK Subsidiary does not own any shares or other equity interests of any kind in any other business or entity. Schedule 5.4 fairly describes the capital structure of the UK Subsidiary, including, without limitation, the authorized and outstanding capital stock and Equity Commitments, the equity and other securities of the UK Subsidiary owned by the Company, and all written and oral agreements, arrangements, and understandings between the UK Subsidiary and its officers, directors, and affiliates, on the one hand, and the Company and its officers, directors, and affiliates, on the other hand. Except as set forth in the shareholders agreement among the Spanish Subsidiary, Carlos Valero, and the UK Subsidiary dated June 2006, and the right of first refusal, co-sale and buy-sell agreement among the Spanish Subsidiary, Carlos Valero, and the UK Subsidiary dated June 2006, neither the Company nor the UK Subsidiary has any liability or obligation, actual or contingent, as a shareholder of the Spanish Subsidiary or otherwise, to or in respect of the Spanish Subsidiary (each of the UK Subsidiary and the Spanish Subsidiary, a “Subsidiary”).

Section 5.5 Financial Statements and Information.

(a) Attached hereto as schedule 5.5(a) are the Company’s unaudited consolidated and consolidating balance sheets and statements of income as of and for the fiscal year ended December 31, 2006 (the “2006 Financial Statements”) and the Company’s consolidated and consolidating balance sheets and statements of income as of and for the six months ended June 30, 2007 (the “Most Recent Financial Statements”). Holthouse, Carlin & Van Tright, LLP have consulted with the Company in the Company’s preparation of the 2006 Financial Statements and the Most Recent Financial Statements (the “Company Financial Statements”).

(b) The Company Financial Statements have been prepared in good faith and in accordance with the books and records of the Company and the UK Subsidiary and fairly present the consolidated or consolidating, as the case may be, financial condition and consolidated or consolidating, as the case may be, results of operations of the Company and the UK Subsidiary as of the dates and for the periods indicated.

(c) Schedule 5.5 contains a true and complete copy of the Company’s and the UK Subsidiary’s budgets for the year ending December 31, 2007, as well as a detailed list of backlog as of August 1, 2007. As of the date of this agreement, to the Knowledge of the Senior Specified Employees, the budgets reasonably reflect all material information currently available to the Company and the UK Subsidiary.

(d) The aggregate amount of the Company’s and the UK Subsidiary’s cash and cash equivalents on the date of this agreement (and prior to the distribution of the dividend referred to in section 5.6(a)(xi) is not less than $$1,800,000. Schedule 5.5 sets forth the amount, if any, of the Company’s and the UK Subsidiary’s aggregate revenues derived from sales to affiliates in the 12 months ended June 30, 2007.

Section 5.6 Absence of Certain Changes

(a) Except as set forth in schedule 5.6, from the date of the Most Recent Financial Statement (the “Financial Statement Date”) to the date of this agreement, neither the Company nor the UK Subsidiary has:

(i) incurred any liabilities, other than current liabilities incurred, or obligations under contracts entered into, in the ordinary course of business and consistent with past practice;

(ii) paid, discharged, or satisfied any claim, lien, or liability, other than any claim, lien, or liability (A) reflected or reserved against on the consolidated balance sheet as of the Most Recent Financial Statements and paid, discharged, or satisfied in the ordinary course of business and consistent with past practice since the Financial Statement Date, (B) incurred and paid, discharged, or satisfied since the Financial Statement Date in the ordinary course of business and consistent with past practice;

(iii) sold, leased, assigned, or otherwise transferred any of its assets, tangible or intangible, or sold any of its services (other than sales of assets or services in the ordinary course of business and consistent with past practice);

(iv) permitted any of its assets, tangible or intangible, to become subject to any lien, security interest, or other charge or encumbrance (a “Lien”) (other than any Permitted Lien, which, for purposes of this agreement shall mean a Lien for Taxes (as defined in section 5.19(c)(ii)) not yet due and payable, a materialman’s Lien in respect of a claim not yet due and payable, and any similar inchoate statutory Lien that could not adversely affect the value of any of the Company’s or the UK Subsidiary’s assets or the ability of the Company or the UK Subsidiary to use, sell, or otherwise exploit such assets);

(v) written off as uncollectible any accounts receivable;

(vi) terminated or amended, or suffered the termination or amendment of, or failed to perform in all material respects, all its obligations, or suffered or permitted any material default to exist under, any material agreement, license, or permit;

(vii) suffered any damage, destruction, or loss of any fixed assets (whether or not covered by insurance);

(viii) made any loan (including, without limitation, any intercompany loan) to any person or entity (including advances to employees and intercompany advances);

(ix) canceled, waived, or released any debt, claim, or right;

(x) paid any amount to, or entered into any agreement, arrangement, or transaction with, any affiliate (including its officers, directors, and employees), other than payments of salary, reimbursement of expenses and benefits to employees in the ordinary course of business and consistent with past practice;

(xi) declared, set aside, or paid any dividend or distribution with respect to its capital stock, or redeemed, purchased, or otherwise acquired any of its capital stock, except for a cash dividend payable to holders of Outstanding Shares immediately before the Effective Time in an aggregate amount equal to $1,700,000;

(xii) granted any increase in the compensation of any officer or employee or made any other change in employment terms of any officer or employee;

(xiii) made any change in accounting or cash management practices;

(xiv) suffered or caused any other occurrence, event, or transaction outside the ordinary course of business; or

(xv) agreed, in writing or otherwise, to any of the foregoing.

(b) Since the Financial Statement Date, there has been no material adverse change in the Company or the UK Subsidiary, or its respective business.

Section 5.7 Litigation. Except as set forth in schedule 5.7, no claim, suit, proceeding, or investigation is pending or, to the actual Knowledge of Anne Ferguson and Eduardo Ross (the “Specified Senior Employees”), threatened against or affecting the Company or the UK Subsidiary, there is no valid basis for any claim, suit, or proceeding against the Company or the UK Subsidiary, and, to the actual Knowledge of the Specified Employees, no claim, suit, proceeding, or investigation is pending or threatened against or affecting the Spanish Subsidiary and there is no valid basis for any claim, suit, or proceeding against the Spanish Subsidiary.

Section 5.8  Licenses, Compliance with Law, Other Agreements. Each of the Company and the UK Subsidiary, and, to the actual Knowledge of the Specified Employees, the Spanish Subsidiary, has all material franchises, permits, licenses, and other rights to allow it to conduct its business and is not in violation, in any material respect, of any order or decree of any court, or of any law, order, or regulation of any Governmental Authority (as defined below), or of the provision of any material contract or agreement to which it is a party or by which it is bound, and neither this agreement nor the transactions contemplated by this agreement will result in any such violation. The business of each of the Company and the UK Subsidiary, and, to the actual Knowledge of the Specified Employees, the Spanish Subsidiary, has been conducted in all material respects in compliance with all applicable laws, rules, and regulations. As used in this agreement, the term "Governmental Authority" means any domestic or foreign national, state, provincial, municipal or other local judicial, legislative, executive, administrative, or regulatory authority or any governmental or private body exercising any regulatory or taxing authority.

Section 5.9 Third-Party Approvals. Neither the Company nor the UK Subsidiary, nor, to the actual Knowledge of the Specified Employees, the Spanish Subsidiary, is required to obtain any order, consent, approval, or authorization of, or to make any declaration or filing with, any Governmental Agency or other third party in connection with the execution, delivery, or performance of this agreement or the transactions contemplated by this agreement.

Section 5.10 No Undisclosed Liabilities. None of the Company or the Subsidiaries has any liabilities or obligations, whether or not disclosed in the Financial Statements or the notes to the Financial Statements, and whether actual or contingent, except (a) as disclosed in schedule 5.10 or on the face of the Financial Statements (excluding any notes to the Financial Statements), (b) those expressly set forth as such in a schedule to this agreement, (c) those incurred in the ordinary course of business and consistent with past practice since the Financial Statement Date, or (d) those under agreements, written or oral, set forth in a schedule to this agreement or not required to be set forth in a schedule to this agreement.

Section 5.11 Tangible Assets. Each of the Company and the UK Subsidiary owns or leases all tangible assets used or reasonably necessary in connection with the conduct of its business. All material tangible assets owned or leased by the Company are free from any Liens (other than Permitted Liens), are free from any material defects, have been maintained in accordance with normal industry practice and any regulatory standard or procedure to which such assets are subject, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which such assets are used, other than Liens, defects, and wear and tear that, in the aggregate, could not be expected to have a material adverse effect on the Company or the UK Subsidiary, as the case may be.

Section 5.12 Real Property.  Neither the Company nor the UK Subsidiary owns any real property.

Section 5.13 Intellectual Property

(a) Schedule 5.13 sets forth, for the Intellectual Property (as defined below), a complete and accurate list of all U.S. and foreign (i) Patents (as defined below); (ii) Trademarks (as defined below); (iii) Copyright (as defined below); and (iv) all Software (as defined below) (other than readily available "off-the-shelf" commercial software programs having an acquisition price of less than $10,000), in the case of subclauses (i) through (iv) above, that are owned, licensed, or leased, by the Company or the UK Subsidiary, identifying which Intellectual Property is owned, licensed, or leased, as the case may be, as well as the identity of the lessor or licensor with respect thereto. The Intellectual Property constitutes all the material intellectual property used in, and necessary to operate, the business of each of the Company and the UK Subsidiary in the manner in which it is currently operated. To the extent indicated on schedule 5.13, the Intellectual Property has been duly registered in, filed in or issued by the United States Patent and Trademark Office, United States Copyright Office, a duly authorized and appropriate domain name registrar, the appropriate offices in the various states of the United States and the appropriate offices of other jurisdictions (foreign and domestic), and each such registration, filing and issuance remains in full force and effect.

(b) Schedule 5.13(b) sets forth a complete and accurate list of all material oral or written agreements to which the Company or the UK Subsidiary is a party or otherwise bound, (i) granting or obtaining any right to use or practice any rights under any Intellectual Property (other than any license for readily available “off-the-shelf” commercial software programs purchased by the Company or the UK Subsidiary for less than $10,000, which are not bundled in the Intellectual Property), or (ii) restricting the Company's right to use any Intellectual Property, including, without limitation, any license agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements, and covenants not to sue (collectively, the “License Agreements”). The License Agreements of the Company are valid and binding obligations of the Company, enforceable in accordance with their terms, and, to the Specified Senior Employees’ Knowledge, there exists no event or condition that will result in a violation or breach of, or constitute (with or without due notice of lapse of time or both) a default by any party under any such License Agreement. Except as set forth in schedule 5.13, the Company has not licensed or sublicensed its rights in any material Intellectual Property, other than pursuant to a valid and binding License Agreement. No royalties, honoraria, or other fees are currently payable by the Company to any third parties for the use of or right to use any Intellectual Property, except pursuant to any License Agreement and set forth on schedule 5.13(b).

(c) Except as set forth on schedule 5.13(c), the Company owns the Intellectual Property identified as “owned” in schedule 5.13(a) free and clear of all Liens, other than Permitted Liens, and has a valid right to use, free and clear of all Liens, other than Permitted Liens, all the Intellectual Property of the Company. The Company is listed in the records of the appropriate United States, state, or foreign registry as the sole current owner of record for each application and registration and has the exclusive right to file, prosecute, and maintain all applications and registrations with respect to the Intellectual Property that is listed on schedule 5.13.

(d) Except as set forth on schedule 5.13, none of the Intellectual Property owned by the Company and, to the Knowledge of the Specified Senior Employees, none of the material Intellectual Property licensed to the Company has been cancelled, expired, been abandoned, or otherwise terminated, and all renewal fees in respect thereof have been duly paid.

(e) Except as set forth on schedule 5.13(e), the Company has not received any written notice or claim and there is no pending or, to the Knowledge of the Specified Senior Employees, threatened claim, suit, arbitration, interference or other adversarial or contested proceeding before any court, agency, arbitral tribunal, or registration authority in any jurisdiction (foreign or domestic) involving the Intellectual Property owned by the Company or the material Intellectual Property licensed to the Company alleging that the activities or the conduct of the business of the Company infringes upon, dilutes, violates, or constitutes the unauthorized use, misuse, or misappropriation of the intellectual property rights of any third party or challenging the Company's ownership, use, validity, enforceability, or registrability of any of its Intellectual Property. There are no settlements, forebearances to sue, consents, judgments, or orders or similar obligations to which the Company is a party, other than the License Agreements, that (i) restrict the Company's right to use any Intellectual Property, (ii) restrict the Company's business in order to accommodate a third party's Intellectual Property rights, or (iii) permit third parties to use any Intellectual Property owned by the Company.

(f) Except as set forth on schedule 5.13(f), the conduct of the Company's business as currently conducted does not infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe) any Intellectual Property owned or controlled by any third party. Except as set forth on schedule 5.13, to the Specified Senior Employees’ Knowledge, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by the Company and no such claims, suits, arbitrations, or other adversarial proceedings have been brought or threatened against any third party by the Company.

(g) The Company takes reasonable measures to protect the confidentiality of its Trade Secrets (as defined below). No Trade Secret of the Company has been disclosed or authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement. To the Knowledge of the Specified Senior Employees, except as set forth on schedule 5.13(g), no party to any non-disclosure agreement relating to its Trade Secrets is in breach or default thereof. The Parent has been provided with a true and complete copy of the Company's form of non-disclosure agreement and the non-disclosure agreements referred to in this clause (g) contain substantially the same terms and conditions as the form of non-disclosure agreement.

(h) Except as set forth on schedule 5.13(h), no current or former director, officer, or employee of the Company (or any of its predecessors in interest) will, after giving effect to the transactions contemplated by this agreement, directly own any of the Intellectual Property owned or used by the Company.

(i) The Software set forth in schedule 5.13(c) as “owned” was either developed (i) by employees of the Company within the scope of their employment, or (ii) by independent contractors who have assigned their rights to the Company pursuant to signed, written agreements.

(j) To the Knowledge of the Specified Senior Employees, the Trademarks listed on schedule 5.13 have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates. To the Knowledge of the Specified Senior Employees, there has been no prior use of the Trademarks by any third party that would confer upon the third party superior rights in such Trademarks. The Company has undertaken reasonable policing of such Trademarks against third party infringement.

(k) As used in this agreement:

(i) "Intellectual Property" means any and all Copyrights, Patents, Software, Trademarks, Trade Secret, moral and economic rights of authors and inventors (however denominated), databases and compilations, "mask works" (as defined under 17 U.S.C. Section 901) and any registrations and applications for "mask works," and all improvements and refinements of any of the foregoing.

(ii) "Copyrights" means all copyrights (including any registrations and applications for any of the foregoing) and copyrightable works.

(iii) "Patents" means all patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, provisionals, reissues, and applications for any of the foregoing), inventions (whether or not patentable), and invention disclosures.

(iv) "Software" means all (A) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code form, (B) databases and compilations, including any and all data and collections of data, (C) designs, processes, procedures and data collectors, and (D) all documentation, including user manuals and training materials, relating to any of the foregoing.

(v) "Trademarks" means all domestic and foreign registered or material unregistered trademarks, service marks, trade names, corporate and business names, brand names, Internet domain names, universal resource locators, designs, logos, trade dress, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing.

(vi) "Trade Secrets" means technical data and customer lists, technology, trade secrets, and any other confidential information (including any lists of professional employees), know-how, proprietary processes, formulae, algorithms, models, and methodologies (whether or not patentable).

Section 5.14 Clients. There has not been any material adverse change in the business relationship of the Company or the UK Subsidiary with any client who accounted for more than 5% of the Company's consolidated revenues during the 12 months ended June 30, 2007.

Section 5.15 Insurance. Schedule 5.15 contains an accurate and complete summary of all policies of fire, liability, workmen's compensation, and other forms of insurance owned or held by the Company or the UK Subsidiary. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the Closing have been paid or accrued on the books and records of the Company and the UK Subsidiary, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and of all agreements to which the Company or the UK Subsidiary is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage for the assets and operations of the Company and the UK Subsidiary; will remain in full force and effect through the respective dates set forth in schedule 5.15 without the payment of additional premiums; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this agreement. Neither the Company nor the UK Subsidiary has been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last five years.

Section 5.16 Employees, Etc. Schedule 5.16 lists each employee (which term, as used in this agreement, includes consultants, unless the context otherwise requires) of the Company and the UK Subsidiary and the respective employee’s gross salary. Except as set forth in schedule 5.16, no employee of the Company received any rights or benefits greater than as provided in the Company’s “Employee Hand Book” (updated January 2007), a true and complete copy of which has been provided to the Parent. From the Financial Statement Date to the date of this agreement, no employee has terminated, or, to the Knowledge of the Specified Senior Employees, plans to terminate, employment with the Company or the UK Subsidiary. Neither the Company nor the UK Subsidiary has committed any unfair labor practice or violated any applicable law or regulation regulating employers or the terms and conditions of its employees' employment. All employees of the Company and the UK Subsidiary are employed ”at will”, and their employment can be terminated by the Company or the UK Subsidiary, as the case may be, at the will of the respective entity, without obligation to pay severance and without prior notice of more than 60 days.

Section 5.17 Employee Benefits. Except as set forth in schedule 5.17, neither the Company nor the UK Subsidiary maintains or has ever maintained any employee pension benefit plans (as defined in section 3(2) of the Employee Retirement Income Security Act (“ERISA”), stakeholder pension scheme (as defined in section 1(1) of the Pension Schemes Act 1993), employee welfare benefit plans (as defined in section 3(1) of ERISA), or fringe benefit plans or programs (collectively, “Plans”). Except as set forth in schedule 5.17, the Financial Statements reflect all accruals for liabilities for all Plans, including, without limitation, vacation benefits, sick day benefits, bonuses, and deferred compensation. Schedule 5.17 describes all benefit changes within the past 12 months. Except as set forth in schedule 5.17, there are no amounts required to be paid but not yet paid by the Company or the UK Subsidiary or their respective employees under any Plan, whether or not such amounts are, or are required to be, reflected as liabilities in the Financial Statements. Except as set forth in schedule 5.17, no further changes have been agreed or committed to or announced by or on behalf of the Company or the UK Subsidiary; and, except as set forth in schedule 5.17, no further changes are planned, scheduled, or contemplated by the Company or the UK Subsidiary prior to August 15, 2008. Except as set forth in schedule 5.16 or 5.17 or as reflected as liabilities in the Financial Statements, neither the Company nor the UK Subsidiary has any liability or obligation, actual or contingent, to any past or current employee.

Section 5.18 Related Party Agreements. Schedule 5.18 sets forth all agreements, arrangements, and understandings between the Company, the UK Subsidiary, or, to the actual Knowledge of the Specified Employees, the Spanish Subsidiary, on the one hand, and any of the Company’s or the Subsidiaries employees, officers, directors, or affiliates, on the other hand. Except as set forth in schedule 5.18, neither the Company nor the UK Subsidiary is a party to any agreements, arrangements, or understandings with any of its employees, officers, directors, or affiliates.

Section 5.19 Taxes

(a) Schedule 5.19 sets forth the dates through which all Tax Returns (as defined below) of the Company and the UK Subsidiary has been audited.

(b) Except as set forth in schedule 5.19:

(i) each of the Company and the UK Subsidiary has filed all Tax Returns it was required to file, and has paid all Taxes (as defined below) shown, or required to be shown, on those Tax Returns as owing;

(ii) neither the Company nor the UK Subsidiary (i) has ever been a member of an affiliated group filing a consolidated federal Tax Return and (ii) has any liability for the Taxes of any person or entity (other than itself (under Treasury Regulation §1.1502-6 or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

(iii) each of the Company and the UK Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party; and

(iv) there is no dispute or claim concerning any Tax Liability of the Company or the UK Subsidiary either (A) claimed or raised by any authority in writing or (B) as to which the Company or any Specified Senior Employee has Knowledge.

(c) As used in this agreement:

(ii) "Tax Authority" means any competent Governmental Authority responsible for the determination, assessment or collection of Taxes.

(ii) "Tax" or "Taxes" means any and all federal, state, local, foreign and other taxes, customs, duties or similar fees, assessments or charges of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, social security, workers' compensation, unemployment compensation, net worth, transfer, occupation, premium, value added, real or personal property or windfall profits taxes, customs, duties or similar fees, assessments or charges, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.

(iii) "Tax Return" means any return, report, certificate, form or similar statement or document (including, without limitation, any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated Tax) required or permitted to be supplied to, or filed with, a Tax Authority in connection the determination, assessment or collection of any Tax or the administration of any laws of any Governmental Authority relating to any Tax.

5.20 Certain Fees.  After the Effective Time and upon payment of the Fees and Expenses (as defined below), no fees or commissions will be payable by the Company or the UK Subsidiary to any broker, financial advisor, finder, investment banker, or bank with respect to the transactions contemplated by this agreement. Schedule 5.20 sets forth all costs and expenses incurred or expected to be incurred by the Company or the UK Subsidiary, or, to the actual Knowledge of the Specified Employees, the Spanish Subsidiary, through the Effective Time in connection with this agreement or the transactions contemplated by this agreement, including, without limitation, fees and disbursements of counsel, accountants, and those referred to in the preceding sentence (including all fees and expenses payable now at any time before, at, or after the Effective Time, to Verto Group LLC) (the “Fees and Expenses”).

5.21 Contracts and Commitments

(a) Except as set forth in schedule 5.21, neither the Company nor the UK Subsidiary is a party to or bound by any of the following agreements, whether such agreements are written or oral:

(i) contract for the employment of any person on a full-time, part-time, or consulting basis or any severance agreements, other than at the will of the employer and subject to termination by either party, without cause and notice of termination;

(ii) except for any capital lease under which the Company and the UK Subsidiary have aggregate payment obligations of less than $25,000, promissory note, agreement, or promise to pay, or indenture relating to the borrowing of money or to mortgaging, pledging, or otherwise placing a lien, security interest, or other charge or encumbrance on any of its assets, other than Permitted Liens;

(iii) agreement with respect to the lending or investing of funds, other than agreements entered into in the ordinary course of business and consistent with past practice regarding cash management and involving not more than $20,000 in the aggregate;

(iv) license or royalty agreements, other than off-the-shelf software and agreements with customers in the ordinary course of business and consistent with past practice;

(v) guaranty of indebtedness or liability of any other person or entity;

(vi) lease or agreement under which it is lessee of, or holds or operates, any personal property owned by any other party that involves annual payments of more than $25,000;

(vii) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

(viii) contract or group of related contracts with the same party for the purchase by it of supplies, products, or other personal property or for the furnishing or receipt of services that involves a sum in excess of $25,000;

(ix) contract that prohibits or purports to prohibit it or any of its affiliates from freely engaging in business anywhere in the world or grants exclusive rights, whether in a particular territory or worldwide;

(x) contract relating to the distribution, marketing, or sale of its products or services, other than any contract that can be terminated by the Company or the UK Subsidiary on fewer than 90 days’ notice (without penalty or other termination payment obligation) and involves annual payments of not more than $25,000;

(xi) warranty agreement with respect to products or services sold or licensed, other than in the ordinary course of business, consistent with past practice, and using the standard form agreement ordinarily used by the Company);

(xii) franchise agreement and license agreement, other than in the ordinary course of business and consistent with past practice;

(xiii) agreement, contract, or understanding pursuant to which it engages independent contractors, other than any contract that can be terminated by the Company or the UK Subsidiary on fewer than 90 days’ notice (without penalty or other termination payment obligation), involves annual payments of not more than $25,000, and was entered into in the ordinary course of business consistent with past practice; or

(xiv) other agreement that involves annual payments in excess of $25,000 and cannot be terminated by the Company or the UK Subsidiary on fewer than 90 days’ notice (without penalty or other termination payment obligation).

(b) As of the date of this agreement, except as set forth in schedule 5.21, none of the Specified Senior Employees has any Knowledge of any material breach or anticipated material breach by any other party to any agreement required to be set forth in schedule 5.21.

(c) The Parent has been provided with a true and correct copy of each written agreement referred to in schedule 5.21, together with all amendments, waivers, or other changes to those agreements. Schedule 5.21 contains an accurate and complete description of all material terms of all oral contracts and agreements referred to in that schedule.

Section 5.22 Books and Records. The books of account, stock record books, and similar records of the Company and the UK Subsidiary are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of each of the Company and the UK Subsidiary contain accurate and complete records of all meetings of, and corporate action taken by, the shareholders, the board of directors, and committees of the board of directors, except where the failure to adequately maintain such books and records would not have an adverse effect on the Company or the UK Subsidiary.

Section 5.23 Bank Accounts. Schedule 5.23 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or the UK Subsidiary maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto. At the Closing, the Company will deliver to the Parent copies of all records, including all signature or authorization cards, pertaining to such bank accounts.

Section 5.24 Shareholder Communications. None of the information supplied or to be supplied by the Company to its shareholders in connection with the shareholders’ approval of the transactions contemplated by this agreement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.25 Brokers. Except as set forth in schedule 5.25, which contains a true and correct description of the terms of the Company’s engagement of Verto Group LLC, no broker, finder, or financial advisor is entitled to any brokerage, finder's, or other fee or commission in connection with the Merger or the transactions contemplated by this agreement based upon arrangements made by or on behalf of the Company or any of the Shareholders.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business Pending the Merger. Prior to the Effective Time, unless the Parent otherwise agrees in writing, or as may be expressly permitted pursuant to this agreement:

(a) the businesses of the Company and the UK Subsidiary will be conducted only in the ordinary and usual course of business and consistent with past practices, and there will be no material changes in the conduct of their operations;

(b) the Company will not (i) amend its certificate of incorporation or bylaws; or (ii) split, combine, or reclassify any shares of its outstanding capital stock or declare, set aside, or pay any dividend or other distribution payable in cash, stock, or property, or redeem or otherwise acquire any shares of its capital stock;

(c) except as set forth on schedule 6.1(c), neither the Company nor the UK Subsidiary will (i) authorize for issuance, issue, or sell or agree to issue or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise); (ii) acquire, dispose of, transfer, lease, license, mortgage, pledge, or encumber any fixed or other assets, other than in the ordinary course of business and consistent with past practices; (iii) incur, assume, or prepay any indebtedness or any other material liabilities, other than in the ordinary course of business and consistent with past practices; (iv) assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently, or otherwise) for the obligations of any other person; (v) make any loans, advances, or capital contributions to, or investments in, any other person; (vi) authorize any capital expenditure; (vii) permit any insurance policy naming the Company or the UK Subsidiary as a beneficiary or a loss payee to be cancelled or terminated; (viii) make any Tax election or settle or compromise any Tax liability that could increase Taxes payable by the Company or the UK Subsidiary on or after the Closing Date; (ix) change its fiscal year; (x) change its methods of accounting (including, without limitation, make any material write-off or reduction in the carrying value of any assets); or (xi) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing;

(d) each of the Company and the UK Subsidiary will use its best efforts to preserve intact its business organization, to keep available the services of its present key employees, and to preserve the goodwill of those having business relationships with it;

(e) neither the Company nor the UK Subsidiary will enter into any new employment agreements with any of its officers or employees or grant any increases in the compensation of its officers or employees, or enter into, adopt, or amend any Plan; and

(f) the UK Subsidiary, in its capacity as a shareholder of the Spanish Subsidiary, will not take any action in respect of the Spanish Subsidiary inconsistent with clauses (a) through (e) above, mutatis mutandis.

Section 6.2 Access and Information. Upon reasonable notice, the Company shall afford to the Parent and its financial advisors, legal counsels, accountants, consultants, financing sources, and other representatives full access during normal business hours throughout the period prior to the Effective Time to all of its and the UK Subsidiary’s books, records, properties, and personnel (including those related to the Spanish Subsidiary held by the Company or the UK Subsidiary), and, during such period, will furnish promptly to the Parent all information as the Parent may reasonably request; provided that no investigation pursuant to this section 6.2 will affect any representations or warranties made in this agreement or the conditions to the obligations of the respective parties to consummate the Closing; provided, further, that (a) the activities of the Parent and its agents will be conducted in such a manner as not to interfere unreasonably with the operation of the business of the Company, and (b) in no event will the Company be required to furnish any information that it reasonably demonstrates to the Parent or the Parent’s counsel it is prohibited from disclosing by legal requirement, order, or contract. Prior to the Effective Time and subject to any obligation to disclose pursuant to any applicable law or regulation, the Parent will hold in confidence all nonpublic information until such time as such information is otherwise publicly available and, if this agreement is terminated, the Parent will either destroy or deliver to the Company all documents, work papers, and other material (including copies) obtained by such party or on its behalf from the other party as a result of this agreement or in connection herewith, whether so obtained before or after the execution of this agreement.

Section 6.3 Proxies; Shareholder Approvals

(a) The Company, acting through its board of directors, shall, immediately after the execution and delivery of this agreement and in accordance with applicable law and its certificate of incorporation and bylaws:

(i) submit for approval and adoption by the Company’s shareholders, by written consent in lieu of meeting, this agreement and the Merger and shall use its best efforts to obtain such approval; and

(ii) recommend approval and adoption of this agreement and the Merger by the Company’s shareholders and take all lawful action to obtain such approval.

(b) Each Principal Shareholder hereby agrees (i) to vote all of that Principal Shareholder’s Shares in favor of this agreement, or to vote all shares beneficially held by such Principal Shareholder in favor of the agreement, and the Merger in the meeting or written consent contemplated by clause (a)(i) above, and to vote against any proposal inconsistent with the foregoing, and (ii) not to sell, otherwise dispose of, hypothecate, pledge, or give a proxy or right to vote with respect to any Shares.

(c) In connection with the submission of this agreement and the Merger for approval by the Company’s shareholders pursuant to section 6.3(a)(i), the Company shall furnish each such shareholder a true and correct copy of a draft of this agreement dated August 16, 2007 (excluding schedules and exhibits).

Section 6.4 Public Announcements. The Parent may issue press releases or otherwise make public statements or respond to press inquiries with respect to this agreement or the transactions contemplated by this agreement. Neither Verto Group LLC, nor the Company nor any of the Principal Shareholders shall issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this agreement or the transactions contemplated by this agreement without the prior approval of the Parent, except as may be required by law.

Section 6.5 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this agreement and the transactions contemplated hereby, including, without limitation, fees and disbursements of counsel, financial advisors, and accountants, will be paid by the party incurring such costs and expenses. Notwithstanding the foregoing, the Principal Shareholders agree that the costs and expenses of the Company incurred in connection with this agreement and the transactions contemplated hereby will be included in Fees and Expenses and therefore deducted from the Initial Merger Consideration.

Section 6.6 Additional Agreements. Each party agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this agreement, including using all reasonable efforts to obtain all necessary waivers, consents, and approvals and to effect all necessary registrations and filings. For purposes of this section 6.6, however, the term “all reasonable efforts” shall not be deemed to require the payment of any cash or other consideration by any party, except as expressly set forth in this agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this agreement, the Principal Shareholders and the proper officers and directors of the Parent, the Sub, and the Company shall take all such necessary action.

Section 6.7 Notices of Certain Events. Prior to the Effective Time, the Company and the Principal Shareholders shall promptly notify the Parent in writing of:

(a) any notice or other communication received by the Company or any Principal Shareholder from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this agreement;

(b) any notice or other communication received by the Company or any Principal Shareholder relating to the transactions contemplated by this agreement and any other significant notices or other communications from any Governmental Authority; and

(c) any actions, suits, claims, investigations, or proceedings commenced or, to the Specified Senior Employees’ Knowledge, threatened against, the Company or the UK Subsidiary.

Section 6.8 Supplemental Disclosure. From time to time prior to the Closing, the Principal Shareholders shall promptly supplement the disclosure schedules to this agreement with respect to any facts, events, or circumstances hereafter arising, existing, or occurring and that, if arising, existing, or occurring on or before the date of this agreement, would have been required to be set forth or described in the schedules to Article V (each, a “Disclosure Supplement”). If the Parent elects to consummate the Merger, notwithstanding any such Disclosure Supplement, the schedules are deemed amended and supplemented by all information set forth in each Disclosure Supplement, and Article V is deemed amended and supplemented by all such information set forth in the Disclosure Supplement, as if amended on the date of the parties’ execution of this agreement. Except as expressly set forth in this section 6.8, nothing in this section 6.8 shall affect the rights of the Parent or the Sub under Article VII or VIII or otherwise under this agreement.

Section 6.9 Parent’s Credit Line. The Parent shall make available, or cause to be made available, to the Company from time to time during the period from the Effective Time through December 31, 2009, a revolving line of credit of up to $1,700,000 (the “Revolver”). The Company may draw on the Revolver from time to time in its reasonable discretion, subject to the conditions that (a) the proceeds of the Revolver shall be applied in a manner consistent with the Company’s budget as in effect at the time the Revolver is drawn upon, and (b) the Company’s cash and cash equivalents, immediately after giving effect to a drawdown, not exceed $500,000. The Revolver shall be repaid in full on December 31, 2009. The Revolver shall bear interest on the principal amount outstanding from time to time at a rate equal to the one-year London interbank offered rate for U.S. dollars from time to time (as quoted from time to time in the internet website of Bank Leumi Le’Israel). The Revolver shall be subject to such other terms and conditions as the Parent may reasonably determine from time to time and that are not less favorable to the Company than those in comparable loans by unaffiliated commercial banks. In calculating Net Profit and Net Loss, all fees and other expenses (including interest) under the Revolver shall be excluded.

Section 6.10 Non-Competition. Each of Anne Ferguson and Eduardo Ross agrees that, until six months following the termination of his or her employment with the Company, except on behalf of the Company or the UK Subsidiary, he or she will not, directly or indirectly, serve as an officer, director, stockholder, employee, partner, proprietor, joint venturer, associate, representative, or consultant of any other person, corporation, firm, partnership, or other entity whatsoever known by him or her to compete directly or indirectly with the Company or its subsidiaries, anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company or its subsidiaries; provided, however, that he or she may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise), if such securities are listed on any national or regional securities exchange or have been registered under section 12(g) of the Securities Exchange Act of 1934. Each of Anne Ferguson and Eduardo Ross (a) acknowledges that a breach of this section 6.10 by him or her would irreparably damage the Company and monetary damages would not constitute an adequate remedy for any such breach, and agrees that the Parent, on its own behalf or on behalf of the Company, shall be entitled to an injunction or decree of specific performance by any court of competent jurisdiction to enforce an actual of threatened breach of this section 6.10 by him or her, without any bond or other security required.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of each party to effect the Closing will be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) This agreement, the Merger, and the transactions contemplated by this agreement shall have been approved and adopted by the requisite vote of the Shareholders of the Company in accordance with applicable law.

(b) No preliminary or permanent injunction or other order by any federal or state court in the United States that prohibits the consummation of the Merger shall have been issued and remain in effect.

(c) The Escrow Agreement is in full force and effect.

Section 7.2  Conditions to Obligation of the Company to Effect the Closing. The obligations of the Company to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following additional conditions:

(a) Each of the Parent and the Sub shall have performed such party’s obligations under this agreement required to be performed by it at or prior to the Closing and the representations and warranties of the Parent and the Sub in this agreement shall be true and correct in all material respects at and as of the Closing as if made at and as of such time, and the Company shall have received a certificate of an executive officer of the Parent as to the satisfaction of this condition.

(b) There shall be no action, suit or other proceeding against the Parent or the Sub that is pending or threatened pertaining to this agreement or the consummation of the transactions contemplated by this agreement.

Section 7.3 Conditions to Obligations of the Parent and the Sub to Effect the Closing. The obligations of the Parent and the Sub to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following additional conditions:

(a) The Company and each Principal Shareholder shall have performed that party’s obligations under this agreement required to be performed by it at or prior to the Closing and the representations and warranties of the Company and the Principal Shareholders in this agreement shall be true and correct in all material respects at and as of the Closing as if made at and as of such time, and the Parent and the Sub shall have received a certificate of the president of the Company as to the satisfaction of this condition.

(b) Since the date of this agreement, there shall have occurred no material adverse change in the Company or the UK Subsidiary or its respective business or prospects or discovery of a condition or occurrence of any event that would be reasonably likely to result in such a material adverse change.

(c) All consents of third parties described in this agreement or any schedules to this agreement necessary to consummate the transactions contemplated by this agreement shall have been obtained.

(d) There shall be no action, suit or other proceeding against the Company that is pending or threatened pertaining to this agreement or the consummation of the transactions contemplated by this agreement.

(e) The Company shall have received resignations from such officers of the Company as the Parent shall designate prior to the Closing Date.

(f) Each Employment Agreement is in full force and effect.

(g) This agreement, the Merger, and the transactions contemplated by this agreement shall have been approved by holders of, or beneficial owners holding, not fewer than 84% of the Shares entitled to vote thereon.

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

Section 8.1 Survival. The representations and warranties of the parties shall survive the execution and delivery of this agreement and the consummation of the transactions contemplated by this agreement for a period of three (3) years, regardless of any investigation made by or on behalf of any party; provided, however, that the representations and warranties set forth in sections 5.1 through 5.4 and 5.25 shall survive indefinitely, regardless of any investigation made by or on behalf of any party; and further provided, however, that the representations and warranties set forth in section 5.19 shall survive until 90 days after the expiration of all applicable statutes of limitations in respect of Taxes, regardless of any investigation made by or on behalf of any party.

Section 8.2 Indemnification by the Principal Shareholders

(a) Subject to the limitations, conditions, and restrictions set forth in this agreement, the Principal Shareholders shall jointly and severally indemnify and defend the Parent and its affiliates, officers, directors, employees, and agents (including, without limitation, those retained in connection with the transactions contemplated by this agreement) (collectively, the “Parent Indemnified Parties”) and hold them harmless from and against any and all losses, liabilities, damages, and expenses of or against the Parent Indemnified Parties, including, for the sake of clarity, those of the Company (including reasonable attorneys’ fees and expenses) to the extent resulting from or arising out of (a) any breach by the Company prior to the Effective Time of any covenant, representation, or warranty in this agreement, or any breach by the Principal Shareholders at any time of any covenant, representation, or warranty in this agreement, or (b) any appraisal or other proceeding brought by or on behalf of any Shareholder in respect of any fact, event, or circumstance arising, occurring, or existing prior to or on the Effective Time (including, without limitation all Pre-Merger Company Liabilities), or in respect of any dispute regarding the authority or actions by or on behalf of the Representative under Article X or otherwise (provided, however, that nothing in this subsection (b) is intended to limit or restrict the right of the Representative to take any act permitted under this agreement and not in contravention of applicable law or the rights of any Shareholder).

(b) Subject to sections 8.5(b), the Principal Shareholders shall jointly and severally indemnify the Parent Indemnified Parties in an amount equal to the Accounts Receivable Deficit (as defined below). As used in this agreement, the term “Accounts Receivable Deficit’ means the aggregate amount, if any, of the accounts receivable listed on schedule 8.2 that shall not have been collected on or before the earlier of January 31, 2008 or (ii) the date the Parent’s consolidated financial statements are prepared (assuming, for these purposes, that amounts collected from a particular account debtor shall be applied to that account debtor’s receivables in the order in which such receivables arose, unless the account debtor shall have specified otherwise in writing to the Company or the UK Subsidiary).

(c) Subject to sections 8.5(b), the Principal Shareholders shall jointly and severally indemnify the Parent Indemnified Parties in an amount equal to the GAAP Deficit (as defined below). As used in this agreement, the term “GAAP Deficit’ means an amount equal to (i) the sum of (A) the amount, if any, by which $6,833,449 exceeds the Company’s consolidated revenues (determined in accordance with GAAP consistently applied) in the 12 months ended June 30, 2007, plus (B) the amount, if any, by which expense (excluding depreciation and amortization, but including, without limitation, accruals for liabilities for all Plans) reflected in any Company Financial Statement is less than the amount of aggregate expense that would have been reflected therein, if that Company Financial Statement had been prepared in accordance with GAAP consistently applied, reduced by (ii) the general reserve for expenses of $104,000 reflected therein.

Section 8.3 Indemnification by the Parent. Subject to the limitations, conditions, and restrictions set forth in this agreement, the Parent, the Sub, and their respective successors and assigns shall jointly and severally indemnify the Shareholders and hold them harmless from and against any and all losses, liabilities, damages, and expenses of the Shareholders (including reasonable attorneys’ fees and expenses) to the extent resulting from or arising out of any breach of any covenant, representation, or warranty made by the Parent or the Sub in this agreement.

Section 8.4 Procedure Relative to Indemnification.

(a) In the event that any party hereto claims that it is entitled to be indemnified, defended, or held harmless pursuant to the terms of this Article 8 (each, a “Claim”), such party (the “Claiming Party”) will promptly notify the party or parties against which the claim is made (the “Indemnifying Party”) in writing (a “Claim Notice”) of such Claim promptly after the Claiming Party receives notice of any action, Proceeding, demand, or assessment or otherwise has received notice of any claim of a third party (a “Third-Party Claim”) that may reasonably be expected to result in a Claim by the Claiming Party against the Indemnifying Party. The Claim Notice will specify the breach of representation, warranty, agreement, or covenant claimed by the Claiming Party and the losses incurred by, or imposed upon, the Claiming Party on account thereof. If such losses are liquidated in amount, the Claim Notice will so state, and such amount is deemed the amount of the Claim of the Claiming Party. If the amount is not liquidated, the Claim Notice will so state, and in such event a Claim is deemed asserted against the Indemnifying Party on behalf of the Claiming Party, but no payment will be made on account thereof (except for reasonable attorneys’ fees and expenses) until the amount of such claim is liquidated and the Claim is finally determined.

(b) With respect to Claims of the Claiming Party based upon a Third-Party Claim (including any form of proceeding filed or instituted by any governmental body), the Indemnifying Party has the right, upon receipt of the Claim Notice and at its expense, to defend such Third-Party Claim in its own name or, if necessary, in the name of the Claiming Party. The Claiming Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested of the Claiming Party, and the Claiming Party has the right, at the Claiming Party’s expense, to participate in the defense. The Indemnifying Party has the right to settle and compromise such Third-Party Claim only with the consent of the Claiming Party (which consent may not be unreasonably withheld or delayed) unless there is no finding or admission of any violation of legal requirements or any violation of the rights of any person and no affect on any other Claims that may be made against the Claiming Party, and the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

(c) Upon receipt of a Claim Notice that does not involve a Third-Party Claim, the Indemnifying Party has thirty (30) days from the receipt of such Claim Notice to notify the Claiming Party that the Indemnifying Party disputes such Claim. If the Indemnifying Party does not timely notify the Claiming Party of such dispute, then the amount of such Claim is deemed, conclusively, a liability of the Indemnifying Party hereunder. If the Indemnifying Party does timely notify the Claiming Party of such dispute, then the Claiming Party has thirty (30) days to respond in a written statement to the objection of the Indemnifying Party. If after such thirty (30)-day period there remains a dispute as to any such Claim, then the Claiming Party and the Indemnifying Party will attempt in good faith for a period not to exceed thirty (30) additional days to agree upon the rights of the respective parties with respect to such Claim. If the parties should so agree, a memorandum setting forth such agreement will be prepared and signed by the Parent and the Representative. If the parties do not agree within such additional thirty (30)-day period, then the Claiming Party may pursue any and all other remedies available to it hereunder.

(d) Once the amount of any Claim under this Article 8 is finally determined, the Claiming Party is entitled to pursue each and every remedy available to it at law or in equity to enforce the indemnification provisions of this Article 8 and, in the event it is determined, or the Indemnifying Party agrees, that it is obligated to indemnify the Claiming Party for such Claim, the Indemnifying Party agrees to pay all costs, expenses and fees, including all reasonable attorneys’ fees which may be incurred by the Claiming Party in attempting to enforce indemnification under this Article 8, whether the same is enforced by suit or otherwise which the Indemnifying Party and the Claiming Party agree are due to the Claiming Party or which a court, arbitrator or other judicial body determines are due to the Claiming Party. In the event that it is determined, or that the Claiming Party agrees, that the Indemnifying Party is not obligated to indemnify the Claiming Party for such Claim, the Claiming Party will pay all costs, expenses and fees, including reasonable attorneys’ fees, which may have been incurred by the Indemnifying Party in defending or disputing the Claim by the Claiming Party under this Article 8.

(e) For purposes of this section 8.4 and subject to Article 10, the Representative will act on behalf of the Principal Shareholders.

Section 8.5 Limits on Indemnification

(a)    Notwithstanding anything contained in this agreement to the contrary, the Principal Shareholders shall not be obligated to indemnify, defend, or hold harmless any Parent Indemnified Party with respect to any losses from any Claim for misrepresentation or breach of warranty, unless and until the aggregate losses from such Claims exceed $100,000, at which point the Parent Indemnified Parties may recover the full amount of losses from dollar one.

(b)     Notwithstanding anything contained in this agreement to the contrary (including, without limitation, the joint and several liability of the Principal Shareholders under section 8.2), in no event shall any Principal Shareholder’s aggregate liability, at a particular time, for losses from all Claims for misrepresentation and breach of warranty, pursuant to article 8 or otherwise, exceed, in the aggregate, an amount equal to the sum of (i) the aggregate amount of the Merger Consideration theretofore paid or distributed to that Principal Shareholder (or his or her assignees or transferees) plus (ii) the aggregate amount of all dividends and distributions referred to in section 5.6(a)(11) theretofore paid or distributed to that Principal Shareholder (or his or her assignees or transferees).

(c) As a condition to any Indemnifying Party’s obligation to indemnify, defend or hold harmless any Claiming Party, such Claiming Party must have taken and caused its affiliates to take all commercially reasonable steps to mitigate any losses upon becoming aware of any event that gives rise thereto consistent with such Claiming Party’s past practices.

(d) No Parent Indemnified Party may recover duplicative losses in respect of a single set of facts or circumstances under more than one representation or warranty in this agreement regardless of whether such facts or circumstances would give rise to a breach of more than one representation or warranty in this agreement.

(e) Notwithstanding anything contained in this agreement to the contrary, no person or entity will be liable to any other person or entity for any exemplary or punitive damages of such other person or entity; provided, however, nothing in this section 8.5(e) shall be deemed to limit or otherwise affect the Parent Indemnified Parties’ right to indemnification under this agreement for any loss, liability, damage, or expense arising out of a Third Party Claim for such damages; and provided that no party may claim consequential or incidental damages arising out of a breach of the representations set forth in section 5.5.

Section 8.6 Sole Remedy. The sole remedy of any Claiming Party for any and all monetary claims with respect to this agreement and the transactions contemplated hereby (except in the case of intentional fraud) is as set forth in this article 8, and no person or entity has any other entitlement, remedy, or recourse, whether in contract, tort or otherwise, against the other parties with respect to the transactions contemplated hereby, all of such remedies, entitlements, and recourse being expressly waived by the parties hereto to the fullest extent permitted by legal requirements.

Section 8.7. No Implied Representations or Warranties. Except as expressly set forth in this agreement, none of the parties has made any representation or warranty to any other party in connection with the transactions contemplated by this agreement.

Section 8.8  Contribution Among Principal Shareholders.  If any Claim is made by a Parent Indemnified Party against one or more Principal Shareholders, each Principal Shareholder agrees, upon notice from such other Principal Shareholder, to directly contribute that Principal Shareholder’s Pro Rata Share of any payments made to the Parent Indemnified Party in connection with such Claim and, if applicable, to reimburse (up to that Principal Shareholder’s Pro Rata Share) any Principal Shareholder that was required to pay more than his or her Pro Rata Share of any such Claim.  For purposes of this section 8.8, with respect to payments made in connection with any Claim, each Principal Shareholder’s “Pro Rata Share”, at a particular time, means the percentage of the total Merger Consideration theretofore paid or distributed to all Principal Shareholders represented by the amount of Merger Consideration theretofore paid or distributed to such Principal Shareholder. Each Principal Shareholder agrees that failure to pay that Principal Shareholder’s Pro Rata Share within ten (10) business days of notice thereof shall entitle the noticing Principal Shareholder to have all attorney's fees and other costs of enforcing the contribution obligation paid to it by the noticed Principal Shareholder.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.1 Termination. This agreement may be terminated at any time prior to the Closing, whether before or after approval by the Shareholders of the Company:

(a) by mutual consent of the Parent and the Company;

(b) by the Parent or the Company, if the Closing shall not have been consummated on or before August 16, 2007;

(c) by the Company, if any of the conditions specified in section 7.1 or 7.2 has not been fulfilled or waived by the Company on or before August 16, 2007; or

(d) by the Parent, if any of the conditions specified in section 7.1 or 7.3 has not been fulfilled or waived by the Parent on or before August 16, 2007.

Section 9.2 Effect of Termination. In the event of termination of this agreement under section 9.1, this agreement will forthwith become void and, except for a termination resulting from a breach of warranty or agreement, or misrepresentation, by a party, there will be no liability on the part of any party.

Section 9.3 Waiver. At any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this agreement, and (c) waive compliance with any agreement or any condition. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of that party.

ARTICLE X

REPRESENTATIVE

Section 10.1 Appointment of the Representative. By approval and adoption of this agreement, each Shareholder hereby irrevocably appoints a committee comprised of Stuart Simke, Anne Ferguson and Phil Holthouse, and their duly appointed successors, as its, his or her true and lawful attorney-in-fact and agent (the “Representative”), with full power of substitution or resubstitution, to act on behalf of such Shareholder in any disputes involving this agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Representative deems necessary or appropriate in connection with the transactions contemplated hereby, including the power:

(a) to act for such Shareholder and the Company with regard to Claims, including the power to compromise any Claim on behalf of such Shareholder and to transact matters of litigation, and to act for such Shareholder under the Escrow Agreement;

(b) to execute and deliver all amendments, waivers, ancillary agreements, certificates and documents that the Representative deems necessary or appropriate in connection with the consummation of the Merger;

(c) to receive funds, make payments of funds, and give receipts for funds;

(d) to receive funds for the payment of expenses of such Shareholder and apply such funds in payment for such expenses; and

(e) to do or refrain from doing any further act or deed on behalf of such Shareholder that the Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this agreement as fully and completely as such Shareholder could do if personally present.

Section 10.2 Other Powers and Duties of the Representative. The Representative will act as a committee, and all decisions of the Representative will be made by the affirmative consent of a majority of its members at a meeting (in person or telephonic) or the unanimous written consent of the members (which may be evidenced by e-mail correspondence). Each member of the Representative is free to resign and is entitled to appoint his or her successor. If, for any reason, there cease to be any members of the Representative, and the Parent shall have given the Principal Shareholders notice of the fact that a decision of the Representative is then required, then a majority of the Principal Shareholders shall, within 21 days of such notice, give the Parent notice of who thereafter shall serve as members of the Representative (it being understood and agreed that, if the Principal Shareholders fail to give the Parent such notice, then and thereafter, until such notice is given, the Parent may, at its option, take any action under this agreement that would require the consent or approval of the Representative, without the consent or approval of any Shareholder or other third party, and such action shall not be deemed a breach of this agreement solely by virtue thereof). The appointment of the Representative is deemed coupled with an interest and is irrevocable, and the parties hereto and any other person or entity may conclusively and absolutely rely, without inquiry, upon any action of the Representative in all matters referred to herein. Any action taken by the Representative will be in writing and will be signed by any member of the Representative. The Shareholders hereby confirm and ratify all that the Representative does or causes to be done by virtue of its appointment as the representative of the Shareholders hereunder. The Representative will act for the Shareholders on all of the matters set forth in this agreement in the manner the Representative believes to be in the best interest of the Shareholders, and consistent with the obligations of the Shareholders under this Agreement, but the Representative is not responsible to the Shareholders for any loss or damages which the Shareholders may suffer by the performance of the Representative’s duties under this Agreement, other than loss or damages arising from willful violation of any legal requirement, bad faith or fraud in the performance of such duties under this agreement and in no event does any such losses or damages include consequential, incidental, indirect, special, exemplary or punitive losses or damages of any kind whatsoever. The Representative does not have any duties or responsibilities except those expressly set forth in this agreement, and no implied covenants, functions, responsibilities, duties, obligations or liabilities are read into this agreement or otherwise exist against the Representative.

Section 10.3 Reliance by the Representative. The Representative is entitled to rely, and is fully protected in relying, upon any statements furnished to it by any party hereto or any other evidence reasonably deemed by the Representative to be reliable, and the Representative is entitled to act on the advice of counsel selected by it.

Section 10.4 Expenses of the Representative. The Representative is entitled to retain counsel and to incur such expenses (including court costs and reasonable attorneys’ fees and expenses) as the Representative deems to be necessary or appropriate in connection with its performance of its obligations under this agreement. In the event that the Representative spends, in the aggregate and amongst all persons comprising the Representative, more than 25 hours performing its duties hereunder (the “Hour Baseline”), the Representative will be entitled to receive, for each hour spent performing its duties hereunder (including the first 25 hours), $450.00 per hour (such fees constitute the “Representative Fees”). This fee will be recoverable against the Representative Escrow Fund (as defined below).

Section 10.5 Indemnification. Each Shareholder hereby agrees (severally but not jointly) to indemnify the Representative (in its capacity as such) against, and to hold the Representative (in its capacity as such) harmless from, its proportionate share (based on the Merger Consideration) of any and all losses of whatever kind which may at any time be imposed upon, incurred by or asserted against the Representative in such capacity in any way relating to or arising out of the Representative’s action or failure to take action pursuant to this agreement or in connection herewith or therewith in such capacity; provided, however, that no Shareholder is liable for the payment of any portion of such losses to the extent resulting from the bad faith or fraud of the Representative or any violation by the Representative of its obligations under this Agreement.

Section 10.6 Survival. The agreements in this Article 10 survive termination of this Agreement.

Section 10.7 Representative Escrow. At the Effective Time, pursuant to the escrow agreement between the Representative and the Escrow Agent (the “Representative Escrow Agreement”), the Parent shall deposit $250,000 in cash in the Representative Escrow Fund (as defined in the Representative Escrow Agreement). The Parent agrees that it will have no rights to the Representative Escrow Fund, but for its general rights under Article VIII. The Representative Escrow Fund will be used by the Representative, if necessary, to fund its costs and expenses incurred in meeting its obligations under this agreement. On May 31, 2010, or such earlier date as the Representative in its sole discretion determines appropriate, the Representative shall cause the Escrow Agent to transfer to the Shareholders’ Representative an amount equal to (i) the sum of (A) $250,000 plus (B) interest earned thereon under the Representative Escrow Agreement, reduced by (ii) the sum of (A) the amount the Representative in its commercially reasonable discretion determines is necessary to defend or pursue Claims existing as that time, plus (B) any Representative Fees, plus (C) the aggregate amount of any fees payable to the Escrow Agent pursuant to the Representative Escrow Agreement (the “Representative Escrow Distribution”). Within five (5) business days after the Representative’s receipt of the Representative Escrow Fund, the Representative shall pay each Shareholder an amount per share determined by dividing the amount of the Representative Escrow Distribution by the number of Outstanding Shares.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Confidentiality and Non-Solicitation. The parties acknowledge and agree that: (a) prior to the Closing, or if this agreement is terminated prior to the Closing, the terms and conditions of the Confidentiality Agreement dated July __, 2007 among the Parent, the Company, and Verto Group LLC remains binding on the parties thereto in accordance with its terms, and (b) after the Closing, such Confidentiality Agreement shall terminate and be of no further force or effect.

Section 11.2 Notices. All notices, requests, consents, and other communications provided for in this agreement shall be in writing and shall be (a) delivered in person, (b) transmitted by telecopy, (c) sent by first-class, registered or certified mail, postage prepaid, or (d) sent by reputable overnight courier service, fees prepaid, to the recipient at the address or telecopy number set forth below, or such other address or telecopy number as may hereafter be designated in writing by such recipient. Notices shall be deemed given upon personal delivery, seven days following deposit in the mail as set forth above, upon acknowledgment by the receiving telecopier or one day following deposit with an overnight courier service.

If to the Company or a Principal Shareholder, to that party at:

Amalgamated Software of North America, Inc.
9901 West IH 10, Suite 1000
San Antonio, TX 78230-2256
Attention: Anne Ferguson
Facsimile: (210) 408-0211

with a copy to:

Kendall, Koening & Oelsner PC
999 Eighteenth Street
Suite 1825
Denver, Colorado 80202
Facsimile: (303) 67209191
Attention: Jon Taylor and John Gaddis

If to the Representative:

Stuart Simke
c/o Simke, Chodos & Sasaki LLP
Los Angeles, CA 90067-1615
Facsimile: (310) 203-3866

with a copy to:

Kendall, Koening & Oelsner PC
999 Eighteenth Street
Suite 1825
Denver, Colorado 80202
Facsimile: (303) 67209191
Attention: Jon Taylor and John Gaddis

If to the Parent or the Sub, to it at:

8 Maskit Street
P.O. Box 2062
Herzliya 46120
Israel
Facsimile: 972-9-9526111
Attention: Chief Financial Officer

with a copy to:

Edward W. Kerson, Esq.
80 University Place
Third Floor
New York, NY 10003
Facsimile: (212) 675-5794

Section 11.3 Amendment and Waiver. No amendment of any provision of this agreement shall be effective, unless it is in writing and signed by the party to be charged. Any failure of a party to comply with any provision of this agreement may only be waived in writing by the parties affected. No such waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by any party to take any action against any breach of this agreement or default by any other party shall constitute a waiver of that party’s right to enforce any provision of this agreement or to take any such action.

Section 11.4 Counterparts. This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement.

Section 11.5 Headings. The headings of the various sections of this agreement have been inserted for reference only and shall not be deemed part of this agreement.

Section 11.6 Governing Law. This agreement shall be governed by and construed in accordance with the law of the state of New York applicable to agreements made and to be performed wholly in New York.

Section 11.7 Consent to Jurisdiction. The parties irrevocably submit to the exclusive jurisdiction of the New York state courts located in the City of New York, the Texas state courts located in the city of San Antonio, and the United States courts located in the City of New York or the city of San Antonio for the purposes of any action, suit, or proceeding arising out of this agreement or any transaction contemplated by this agreement (and agree not to commence any such action, suit, or proceeding except in such courts). The parties further agree that service of any process, summons, notice, or document hand delivered or sent in accordance with section 11.2 shall be effective service of process for any action, suit, or proceeding in New York with respect to any matters to which it or he has submitted to jurisdiction as set forth in the immediately preceding sentence. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit, or proceeding referred to above in any of the courts referred to above, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 11.8 No Third Party Beneficiaries. Nothing in this agreement is intended or shall be construed to confer upon any person or entity other than the parties to this agreement, a Claiming Party, and the other Shareholders, and their respective successors or assigns, any rights or remedies under or by reason of this agreement.

Section 11.9 Severability. If any provision of this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the agreement shall remain in full force and effect and shall not be affected, impaired, or invalidated.

Section 11.10 General. The information set forth in the schedules attached hereto refer to the section or paragraph of this agreement to which such schedule and information is responsive, and each such schedule and the information contained therein is deemed to have been disclosed with respect to all other sections and paragraphs of the agreement, to the extent of the express cross-references in the schedules. All capitalized terms used and not otherwise defined in the schedules have the same meanings ascribed to such term in this agreement. The schedules do not vary, change, or alter the literal meaning of the representations and warranties of the Principal Shareholders contained in this agreement, but reflect exceptions thereto that are responsive to the language of the representations and warranties contained in this agreement.

Section 11.11 Entire Agreement. This agreement, the schedules and the other agreements executed and delivered in connection with this agreement constitute the entire agreement among the parties with respect to their subject matter and supersede all prior arrangements or understandings among them.

[Signature Pages Follow]

PARENT:

BLUEPHOENIX SOLUTIONS LTD.

By:	/s/Arik Kilman
	Name:	Arik Kilman
Title: CEO

SUB:
ASNA TRANSITORY SUB, INC.

By:	/s/
Name:
Title:

COMPANY:

AMALGAMATED SOFTWARE OF NORTH AMERICA, INC.

By:	/s/
Name:
Title:

SHAREHOLDERS’ REPRESENTATIVE:

By:	/s/Stuart Simke
	Name:	Stuart Simke

By:	/s/Anne Feguson
	Name:	Anne Ferguson

By:	/s/Phil Holthouse
	Name:	Phil Holthouse

PRINCIPAL SHAREHOLDERS:

/s/ ANNE FERGUSON
ANNE FERGUSON

/s/ EDUARDO ROSS
EDUARDO ROSS